Exhibit 99

          Chaparral Wins Powerboat Magazine 'Boat of the Year' Award

    ATLANTA, May 7 /PRNewswire-FirstCall/ -- Marine Products Corporation (Amex: MPX) today reported that its wholly owned subsidiary, Chaparral Boats, Inc., has won the prestigious Powerboat Magazine Award for Product Excellence in the runabout category for 2004. This is the ninth Powerboat Magazine "Boat of the Year" award and the 30th award for product excellence won by Chaparral since 1981.
    The winning runabout was the new Chaparral 256 SSi that was designed to have a big boat feel with the handling and acceleration of a sportboat. Describing the boat, Powerboat Magazine stated, "The well-built and stable Chaparral 256 SSi is everything a runabout should be. Spacious, generously equipped and comfortably appointed. Nothing less could earn this magazine's runabout of the year award. There is really nothing else you could add to the Chaparral 256 SSi. It is a complete and completely wonderful runabout."

    Marine Products Corporation (Amex: MPX) designs, manufactures and distributes premium-branded Chaparral sterndrive and inboard pleasure boats and Robalo sport fishing boats, and continues to diversify its product line through product innovation and strategic acquisition. With premium brands, a solid capital structure, and a strong independent dealer network, Marine Products Corporation is prepared to capitalize on opportunities to increase its market share and to generate superior financial performance to build long-term shareholder value. For more information on Marine Products Corporation visit our website at www.marineproductscorp.com .

     For information contact:

     BEN M. PALMER                        JIM LANDERS
     Chief Financial Officer              Corporate Finance
     404.321.7910                         404.321.2162
                                          irdept@marineproductscorp.com

SOURCE  Marine Products Corporation
    -0-                             05/07/2004
    /CONTACT: Ben M. Palmer, Chief Financial Officer, +1-404-321-7910, or Jim Landers, Corporate Finance, +1-404-321-2162, or irdept@marineproductscorp.com , both of Marine Products Corporation/
    /Web site:  http://www.marineproductscorp.com /
    (MPX)

CO:  Marine Products Corporation; Chaparral Boats, Inc.
ST:  Georgia
IN:  MAR
SU:  AWD